                               YOURDAILYMEDIA.COM
                            ASSET PURCHASE AGREEMENT

                                  BY & BETWEEN

                          HANDHELD ENTERTAINMENT, INC.,
                             A DELAWARE CORPORATION

                                       AND

                            SCOTT JOHN PAUL WORSNOP,
                                  AN INDIVIDUAL

                          DATED AS OF DECEMBER 15, 2006

                            ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement ("AGREEMENT") is entered into as of
December 15, 2006 by and between HANDHELD ENTERTAINMENT, INC., a Delaware corporation ("HANDHELD") and Scott John Paul Worsnop, an individual ("MR.
WORSNOP").

                                    RECITALS

          WHEREAS, Mr. Worsnop owns one hundred percent (100%) of the assets and business interests (subject to Section 3.4(c)) ("INTEREST") relating to
Yourdailymedia.com ("YOURDAILYMEDIA" or "BUSINESS"); and

          WHEREAS, HandHeld desires to purchase the Interest from Mr. Worsnop, and Mr. Worsnop desires to sell the Interest to HandHeld, in each case upon the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

          SECTION 1.1. [RESERVED]

                                  ARTICLE II.
                                SALE AND PURCHASE

          SECTION 2.1. AGREEMENT TO SELL AND TO PURCHASE.

          On the terms and subject to the conditions set forth in this
Agreement, at the Closing, HandHeld shall purchase from Mr. Worsnop, and Mr.
Worsnop shall sell, transfer, assign, convey and deliver to HandHeld, the
Interest.

          SECTION 2.2. PURCHASE PRICE.

          (a) The purchase price (the "PURCHASE PRICE") for the Interest shall consist of the following:

               (i) $200,000 United States Dollars ("USD") (the "CASH
          CONSIDERATION"), less the Escrow Amount which will be deposited at the
          Closing into Escrow pursuant to the terms of the Escrow Agreement, attached as EXHIBIT A, (the "ESCROW AGREEMENT"). The Cash
          Consideration (less the Escrow

                                        2

          Amount) shall be due and payable to Mr. Worsnop on January 2, 2007 via wire transfer or as otherwise directed by Mr. Worsnop;

               (ii) $60,000 USD payable in 12 equal monthly installments of
          $5,000 USD (each a "MONTHLY PAYMENT"). The first Monthly Payment shall be due and payable January 1, 2007 and each remaining Monthly Payment shall be due and payable on the first day of each calendar month thereafter; and

               (iii) A five (5)-year, convertible promissory note in favor of
          Mr. Worsnop in the amount of $800,000 USD, in the form attached as
          EXHIBIT B hereto, given by HandHeld (the "PROMISSORY NOTE") at the
          Closing. The Promissory Note shall be convertible on the terms provided in the Promissory Note.

          SECTION 2.3. NONDISCLOSURE; NONCOMPETITION; NON-SOLICITATION.

          (a) Except as required by the law of any jurisdiction or pursuant to any ongoing employment or consultancy or other agreement between Mr.
     Worsnop and HandHeld, from and for a period of five (5) years after the
     Closing Date, Mr. Worsnop shall not use, divulge, furnish or make accessible to anyone any proprietary, non-public, confidential or secret information to the extent relating to HandHeld or the Business (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) and Mr. Worsnop shall cooperate reasonably with HandHeld in preserving such proprietary, confidential or secret aspects of HandHeld and the Business.

          (b) From and after the Closing Date and except as pursuant to any ongoing employment or consultancy or other agreement between Mr. Worsnop and HandHeld, for a period of two (2) years from the Closing Date, Mr.
     Worsnop shall not engage in Competitive Business Activities (as defined below). For purposes of this Agreement, "COMPETITIVE BUSINESS ACTIVITIES"
     means the operation of a website, or other electronic system with similar capabilities, that is, in whole or in part, devoted to hosting user-generated, PG-13-like rated humor.

          (c) HandHeld hereby acknowledges and agrees that Mr. Worsnop shall continue to own and operate one or more separate businesses and/or related websites (as applicable), as listed on Schedule 2.3(c) to this Agreement
     ("SEPARATE BUSINESSES") and shall continue to own all inventions, creations, revenues, profits, or other benefits generated by the Separate
     Businesses. In addition, and notwithstanding anything to the contrary in this Agreement, or the Services Agreement (as defined in Section 4.2 of this Agreement), or as would otherwise be provided by applicable State or
     Federal law, HandHeld waives any right to claim any incidence of franchise, sharing or other right to revenues, profits, or other benefits, whether created or generated by Mr. Worsnop or by any Separate Business. Moreover,
     HandHeld waives any right to claim any incidence of ownership to any intellectual property created or generated by Mr. Worsnop by any Separate
     Business, except such as directly relates to the intellectual property acquired by HandHeld pursuant to this Agreement (e.g., intellectual property of the Business, including any trademark with respect to
     "Yourdailymedia.com" (for the avoidance of

                                        3

     doubt Mr. Worsnop does not own any such registered trademarks), the domain name "yourdailymedia.com" and any intellectual property residing on the server which Mr. Worsnop shall transfer to HandHeld at the Closing).

          (d) Mr. Worsnop shall not, directly or indirectly, after the Closing and for a period of two (2) years from the Closing Date, (i) solicit for hire or enter into any contractual arrangement with any employee or contractor of HandHeld without the prior written consent of HandHeld unless such employee or contractor has not been employed by HandHeld for a period of two (2) years; or (ii) call on or solicit any of the customers or suppliers (other than general site sponsors and/or advertisers and server providers) of HandHeld or the Business or make known the names and addresses of such customers or suppliers or any information relating in any manner to HandHeld or the Business or HandHeld's or the Business'
     relationships with such customers or suppliers. Mr. Worsnop agrees that a violation of this Section may cause irreparable injury to HandHeld, and
     HandHeld shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining
     Mr. Worsnop from doing or continuing to do any such violation and any other violations or threatened violations of this Section.

          (e) Mr. Worsnop acknowledges and agrees that the covenants set forth in this Section are reasonable and valid in scope and in all other respects and are designed to protect the goodwill associated with the assets and the
     Business being purchased pursuant to this Agreement. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, any of the provisions of this Section relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

                                  ARTICLE III.
                            WARRANTIES OF MR. WORSNOP

          Mr. Worsnop warrants to HandHeld as set forth in this Article III:

          SECTION 3.1. AUTHORITY OF MR. WORSNOP

          (a) Mr. Worsnop has full power and authority to execute and deliver this Agreement and related documents.

                                        4

          SECTION 3.2. ASSETS AND LIABILITIES OF YOURDAILYMEDIA.

          As of the date hereof, the only assets and liabilities of
Yourdailymedia are those listed on Schedule 3.2 hereof.

          SECTION 3.3 EMPLOYEES/CONTRACTORS OF YOURDAILYMEDIA.

          As of the date hereof and except as set forth in Schedule 3.3 hereto,
Yourdailymedia has no, and prior to the Closing will have no employees, contractual relationships or other obligations, other than this Agreement.

          SECTION 3.4 STATUS OF ASSETS.

          (a) As of the date hereof and at the Closing, no person or entity other than Mr. Worsnop has any interest in or claim to any of the assets listed in Schedule 3.2.

          (b) As of the date hereof, neither the execution and delivery of this
     Agreement (and related documents) nor the consummation or performance of any of the transactions contemplated thereby will, directly or indirectly
     (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any material agreement to which Mr. Worsnop is a party.

          (c) As of the date hereof, and subject to Section 3.4(d) below,
     Mr.Worsnop is the true and lawful owner of the Interest, holds good, absolute and marketable title in and to all of the Interest, and has full power and authority to sell and convey the same, in each case free and clear of all encumbrances.

          (d) HandHeld acknowledges and agrees that Mr. Worsnop does not warrant any right(s) to user-submitted content which has or may appear on
     www.yourdailymedia.com. Mr. Worsnop warrants to HandHeld that, as of the date of the Closing, Mr. Worsnop has not received any unresolved notice of claim against him relating to a third party's alleged rights in user-submitted content appearing on www.yourdailymedia.com. For the avoidance of doubt, any user-submitted content which appears on
     www.yourdailymedia.com is (and has historically been) deleted from the site as soon as reasonably practicable following receipt by Mr. Worsnop of any notice relating to a third party's alleged rights in any such user-submitted content.

          SECTION 3.5 TRAFFIC STATISTICS REPORTS.

          The yourdailymedia.com website traffic statistic reports provided to
HandHeld by Mr. Worsnop are, to the best knowledge of Mr. Worsnop's, reasonably true and correct representations of actual results realized for the periods covered by such reports, as reported by industry standard website traffic reporting services and Yourdailymedia's internal traffic statistics program.

                                        5

                                  ARTICLE IV.
                     CONDITIONS TO MR. WORSNOP'S OBLIGATIONS

          The obligation of Mr. Worsnop to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Mr. Worsnop) of each of the following conditions on or prior to the
Closing Date:

          SECTION 4.1. TRANSACTION DOCUMENTS.

          HandHeld shall have executed and delivered to Mr. Worsnop this
Agreement, the Escrow Agreement, the Promissory Note, and the Registration
Rights Agreement in the form attached hereto as EXHIBIT C (the "REGISTRATION
RIGHTS AGREEMENT").

          SECTION 4.2. INDEPENDENT CONTRACTOR SERVICES

          HandHeld shall have agreed to engage Mr. Worsnop on substantially the terms set forth in the Independent Contractor Services Agreement attached hereto as EXHIBIT D (the "SERVICES AGREEMENT").

          SECTION 4.3. OPINION OF COUNSEL.

          Mr. Worsnop shall have received an opinion of Niesar Curls Bartling &
Whyte LLP, counsel to HandHeld, substantially in the form attached hereto as
EXHIBIT E ("PURCHASER'S OPINION OF COUNSEL").

          SECTION 4.4 CORPORATE DOCUMENTS.

          Mr. Worsnop shall have received from HandHeld certified copies of its charter documents, a certificate of good standing from the jurisdiction in which it is incorporated and written consents from the Board of Directors of HandHeld and the shareholders of HandHeld (where required by law) approving the execution and delivery of this Agreement (and related documents) and the consummation of the transactions contemplated hereby and thereby, and such resolutions shall be in full force and effect as of the Closing Date.

          SECTION 4.5 PAYMENT.

          HandHeld shall have transferred the Cash Consideration as directed by
Mr. Worsnop in accordance with Section 2.2.

                                        6

                                   ARTICLE V.
                      CONDITIONS TO HANDHELD'S OBLIGATIONS

          The obligation of HandHeld to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by
HandHeld) of each of the following conditions on or prior to the Closing Date:

          SECTION 5.1. INDEPENDENT CONTRACTOR SERVICES

          Mr. Worsnop shall have agreed to provide consulting services to
HandHeld on substantially the terms set forth in the Services Agreement.

          SECTION 5.2. OPINION OF COUNSEL.

          HandHeld shall have received an opinion of James Parkhill of Parkhill
Venture Counsel, U.S. counsel to Mr. Worsnop, substantially in the form attached hereto as EXHIBIT F ("SELLER'S OPINION OF COUNSEL").

          SECTION 5.3. BILL OF SALE.

          Mr. Worsnop shall have executed and delivered to HandHeld the Bill of
Sale in the form attached hereto as EXHIBIT G (the "BILL OF SALE").

          SECTION 5.4. TRANSACTION DOCUMENTS.

          Mr. Worsnop shall have executed and delivered to HandHeld this
Agreement, the Escrow Agreement, the Registration Rights Agreement, the Services
Agreement, and the Bill of Sale.

                                   ARTICLE VI.
                                   THE CLOSING

          SECTION 6.1. THE CLOSING.

          The Closing of the transactions contemplated hereby (the "CLOSING")
shall be held on December 15, 2006 (the "CLOSING DATE") or at such other time as the parties may mutually agree. The Closing shall be held at the offices of
Niesar Curls Bartling & Whyte LLP, 90 New Montgomery Street, 9th Floor, San
Francisco, CA 94105 or at such other place as the parties may mutually agree.
Alternatively, the parties may mutually agree that the Closing may occur by mail, fax, overnight courier or a combination thereof. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

                                        7

                                  ARTICLE VII.
                                 INDEMNIFICATION

          SECTION 7.1. SURVIVAL.

          All of the warranties of Mr. Worsnop contained in Article III of this
     Agreement shall survive the Closing and continue in full force and effect until the first (1st) anniversary of the Closing Date.

          SECTION 7.2. INDEMNIFICATION PROVISIONS FOR BENEFIT OF HANDHELD.

          (a) In the event that any of the warranties contained in this
     Agreement are breached and provided that, as to any claim for breach of any such warranties, HandHeld makes a written claim for indemnification against
     Mr. Worsnop within one (1) year of the date of this Agreement then Mr.
     Worsnop agrees to indemnify HandHeld and its Affiliates from and against all Damages HandHeld and its Affiliates suffer resulting directly from such event; provided, however, that Mr. Worsnop shall not have any obligation to indemnify HandHeld from and against any such Damages until HandHeld has suffered aggregate Damages by reason of all such breaches in excess of ten thousand dollars ($10,000) USD and then only to the extent of Damages in excess of said ten thousand dollars ($10,000) USD; provided further that no claim may be made by HandHeld under this Section unless the total of the
     Damages associated with any single event or occurrence triggering an indemnification claim exceeds ten thousand dollars ($10,000) USD. In any event, the maximum amount that Mr. Worsnop shall be required to pay as to all claims made under this Section shall be equal to the lesser of one million dollars ($1,000,000) USD, or the actual consideration received by
     Mr. Worsnop pursuant to this Agreement as of the date of Mr. Worsnop's payment of such indemnification claim, and the payment of which shall first be satisfied (A) by a setting off of such amounts against all or any portion of the remaining amounts due under the Promissory Note, then (B)
     from funds held in Escrow, and then (C) from the Cash Consideration. For the avoidance of doubt with respect to any claim by HandHeld against Mr.
     Worsnop under this Section, HandHeld will accept a deduction from Mr.
     Worsnop's Promissory Notes (in the amount of the Damages claimed for by
     HandHeld) towards satisfaction of any such claim.

          SECTION 7.3. MATTERS INVOLVING THIRD PARTIES.

          (a) If any third party notifies a party to this Agreement (the
     "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim (other than a Tax Claim) for indemnification against another party to this Agreement (the "INDEMNIFYING PARTY") under this Article VII, then the
     Indemnified Party shall use reasonable efforts to notify the Indemnifying
     Party thereof promptly and in any event within ten days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

          (b) Once the Indemnified Party has given notice of the matter to the
     Indemnifying Party, the Indemnified Party may, subject to the Indemnifying
     Party's

                                        8

     rights to assume the defense of such matter pursuant to paragraph (c)
     below, defend against the matter in any manner it deems appropriate.

          (c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

               (i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party,

               (ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the
          Indemnifying Party has selected has a conflict of interest, or (y)
          there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying
          Party), and

               (iii) the Indemnifying Party shall reimburse the Indemnified
          Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

          (d) Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the
     Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article VII.

          (e) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the
     Indemnifying Party, which consent may not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party has failed to provide indemnification required to be provided pursuant to this Article
     VII for fifteen days after a request therefor, then the Indemnified Party may take any such action without the consent of the Indemnifying Party.

          (f) The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the
     Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

          SECTION 7.4. CERTAIN ADDITIONAL PROVISIONS RELATING TO
          INDEMNIFICATION.

          (a) After the Closing Date, the indemnification provisions set forth in this Article VII shall constitute the sole and exclusive recourse and remedy available to HandHeld with respect to the breach of any warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement, except for actual fraud.

                                        9

          (b) All payments by an Indemnifying Party under this Article VII shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

                                 ARTICLE VIII.
                            MISCELLANEOUS PROVISIONS

          SECTION 8.1. NOTICES.

          All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) two (2) Business Days after the date when sent to the recipient by reputable express courier service
(charges prepaid), or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Mr.
Worsnop and to HandHeld at the addresses indicated below:

     If to Mr. Worsnop:                    Scott Worsnop
                                           calle Nicaragua 10
                                           Javea, 03730
                                           Alicante
                                           Spain
                                           Fax: +34 96 646 0124

     With a copy to:                       Lupton Fawcett, LLP
     (which shall not constitute notice)   ATTN: Andrew Francey
                                           Yorkshire House
                                           East Parade
                                           Leeds
                                           LS1 5BD
                                           England
                                           Fax: 0044113 280 2163

                                           And

                                           Parkhill Venture Counsel
                                           ATTN: Jay Parkhill
                                           1283 Arguello Blvd
                                           San Francisco, CA 94122
                                           Fax: (415) 681-8544

                                       10

     If to HandHeld:                       HandHeld Entertainment, Inc.
                                           ATTN: Jeffrey Oscodar
                                           539 Bryant Street, Suite 403
                                           San Francisco, CA 94107
                                           Fax: (415) 495-7708

     With a copy to:                       Niesar Curls Bartling & Whyte, LLP
     (which shall not constitute notice)   ATTN: Gerald V. Niesar, Esq.
                                           90 New Montgomery Street, 9th Floor
                                           San Francisco, CA 94105
                                           Fax: (415) 882-5400

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

          SECTION 8.2. AMENDMENTS.

          The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by both of the parties hereto.

          SECTION 8.3. ANNOUNCEMENTS.

          All press releases, notices to customers and suppliers and similar public announcements prior to or within five days after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both HandHeld and Mr. Worsnop (not to be unreasonably withheld or delayed) prior to the issuance thereof; provided that either party may make any public disclosure it believes in good faith is required by law, regulation or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

          SECTION 8.4. EXPENSES.

          Except as expressly set forth in this Agreement, each party to this
Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

          SECTION 8.5. ENTIRE AGREEMENT.

          This Agreement, together with the Exhibits and Schedules, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter and no party shall be liable or bound to the other party hereto in any manner

                                       11

with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein.
The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 8.6. DESCRIPTIVE HEADINGS.

          The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          SECTION 8.7. COUNTERPARTS.

          For the convenience of the parties, any number of counterparts of this
Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

          SECTION 8.8. GOVERNING LAW; JURISDICTION.

          (a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed therein without regard to principles of conflicts of law.

          (b) Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of California, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

          SECTION 8.9. CONSTRUCTION; INTERPRETATION.

          The parties have negotiated the provisions of this Agreement, and any presumption that an ambiguity contained in this Agreement shall be construed against the party that caused this Agreement to be drafted shall not apply to the interpretation of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.
Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means "including but not limited to"; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) "$"
means the currency of the United States of America.

                                       12

          SECTION 8.10. SEVERABILITY.

          In the event that any one or more of the provisions contained in this
Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this
Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

          SECTION 8.11. SPECIFIC PERFORMANCE.

          Without limiting or waiving in any respect any rights or remedies of the parties under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

                                       13

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

MR. WORSNOP

                                        /s/ Scott John Paul Worsnop
                                        ----------------------------------------
                                        Scott John Paul Worsnop

HANDHELD                                HANDHELD ENTERTAINMENT, INC.

                                        By: /s/ Jeff Oscodar
                                            ------------------------------------
                                        Name: Jeff Oscodar
                                        Title: President

                                       14

                                 SCHEDULE 2.3(c)

                               SEPARATE BUSINESSES

The Heggle.com website and
business/entertainment search engine
(collectively, "HEGGLE.COM")*

*    Notwithstanding anything to the contrary in Section 2.3(c) of this
     Agreement, Mr. Worsnop acknowledges and agrees that as of the Closing, Mr.
     Worsnop shall cease to perform any operational or business role with or on behalf of Heggle.com, except as such role relates solely to the sale of
     Heggle.com to a third-party purchaser. For avoidance of doubt, such facilitating role may include, by way of illustration and not limitation, assigning the domain name, negotiating the sale of Heggle.com with a third-party purchaser, executing and delivering to such third-party purchaser asset or entity sale documentation, etc.

                                       15

                                  SCHEDULE 3.2

                              ASSETS & LIABILITIES

1.   The name and domain name "Yourdailymedia.com"

2.   The website "Yourdailymedia.com" and all intellectual property relating to the design of the website held by Mr. Worsnop

3.   All goodwill of the Business

4.   All rights associated with the "content management system" with respect to the Business.

5.   From the Closing, the benefit and burden of the contractual arrangements listed in Schedule 3.3.

                                       16

                                  SCHEDULE 3.3

                    BUSINESS CONDUCTED; EMPLOYEES/CONTRACTORS

The advertising agent contracts with Casale Media and Tribal Fusion (who take
40% and 45% commission respectively with respect to all advertising revenue they source).

Any contractual arrangements with Passion.com, Bullz-Eye and Gorilla Nation.

Contract with Steadfast Networks for providing the main server ($3,060 per month).

Contract with Server Matrix ("The Planet") for providing separate web server
(approximately $300 per month).

                                       17

                                    EXHIBIT A

                                ESCROW AGREEMENT

                                       18

                                    EXHIBIT B

                                 PROMISSORY NOTE

                                       19

                                    EXHIBIT C

                          REGISTRATION RIGHTS AGREEMENT

                                       20

                                    EXHIBIT D

                    INDEPENDENT CONTRACTOR SERVICES AGREEMENT

                                       21

                                    EXHIBIT E

                         PURCHASER'S OPINION OF COUNSEL

                                       22

                                    EXHIBIT F

                           SELLER'S OPINION OF COUNSEL

                                       23

                                    EXHIBIT G

                                  BILL OF SALE

                                       24